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                                                                    EXHIBIT 10.6


                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is entered into as of December 23, 1998, among Ballard Medical Products, a Utah corporation (the "Company"), Kimberly-Clark Corporation, a Delaware corporation
("Kimberly-Clark"), and Dale H. Ballard (the "Consultant").

         WHEREAS, the Consultant has acquired extensive knowledge of and experience in the businesses conducted by the Company; and

         WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth; and

         WHEREAS, concurrently herewith, the Company, Kimberly-Clark, and Jazz Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Kimberly-Clark ("Merger Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended or supplemented from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Kimberly-Clark, subject to the terms and conditions thereof; and

         WHEREAS, the Consultant will cease to be a director and officer of the Company and of all its subsidiaries and affiliates, effective as of the Effective Time of the Merger (as such terms are defined in the Merger Agreement); and

         WHEREAS, concurrently herewith, the Company, Kimberly-Clark and the Consultant are entering into a Noncompetition Agreement (the "Noncompetition Agreement") and a Severance Agreement and Release (collectively the "Other Agreements") both of which are dated as of the date hereof; and

         WHEREAS, the Executive recognizes and accepts that the compensation to be paid under this Consulting Agreement shall serve as adequate consideration for his execution of the Other Agreements.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company, Kimberly-Clark and the Consultant hereby agree as follows:

         1. Term of the Agreement. The Company engages the Consultant as a consultant, subject to the terms and conditions hereof, for the period commencing at the Effective Time of the Merger and ending on the date which is the one year anniversary of the Effective Time of the Merger (the "Consulting Period"), subject to earlier termination pursuant to Section 5 hereof; provided, however, that this Agreement shall terminate and shall be of no further force or effect if the Merger
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Agreement shall be terminated and the Merger shall not become effective pursuant to the terms thereof.

         2. Consulting Services; Expenses. During the Consulting Period, the Consultant shall make himself available either in person (at such times and places as provided hereunder) or by telephone to perform consulting services with respect to the businesses conducted, or in development, by the Company. Such consulting services shall include those matters (appropriate to the former Chief Executive Officer of the Company) as the President-Professional Health Care Sector of Kimberly-Clark may reasonably designate from time to time, including but not limited to, providing introduction to the Company's employees, customers, distributors, or other business contacts; review of the Company's operations, including but not limited to, manufacturing, marketing (domestic and international), financial, product and business development; responding to inquiries by Kimberly-Clark regarding the Company and its operations; and such other matters as may arise from time to time. The Consultant shall accommodate reasonable requests by the Company for the Consultant's consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services, provided that the Consultant only agrees to provide such consulting services for up to four (4) eight hour days per week during the first three (3) months following the Effective Time of the Merger; three (3) eight hour days per week during the next three (3) months; and eighty (80) hours per month thereafter. The Company shall reimburse the Consultant for all necessary travel and other reasonable out-of-pocket expenses incurred by the Consultant in providing such consulting services.

         3. Independent Contractor. The Consultant shall perform the consulting services described in Section 2 hereof as an independent contractor without the power to bind, obligate or represent the Company or Kimberly-Clark for any purpose whatsoever. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any benefits for which officers or other employees of the Company or Kimberly-Clark are eligible at any time, such as insurance, participation in Company or Kimberly-Clark pension plans or other employee benefits. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes, and workers' compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company and Kimberly-Clark harmless from any claim or liability therefor.

         4. Compensation. As compensation for the consulting services to be performed by the Consultant hereunder, the Company shall pay the Consultant an amount equal to $300,000, payable in four (4) equal installments of $75,000, with the first installment due at the Effective Time of the Merger, and succeeding installments due on the dates which are three, six and nine months following the Effective Time of the Merger. No amounts shall be payable following termination of this Agreement, except as provided in Section 5 hereof.

         5. Termination. (a) This Agreement may be terminated at any time by the Company or Kimberly-Clark upon ten (10) days prior written notice to the Consultant in the event that the Consultant shall breach any covenant contained in Section 2 hereof or in Sections 2, 3 or 4 of the Noncompetition Agreement; provided however that the


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Company and Kimberly-Clark shall not be entitled to terminate this Agreement pursuant to this Section 5(a) in the event that the Consultant shall cure any such breach within such ten (10) day period. In the event of such termination by the Company or Kimberly-Clark, the obligation of the Company to pay compensation to the Consultant pursuant to Section 4 hereof shall cease, effective on the date of such termination.

         (b) This Agreement may be terminated by the Consultant upon ten (10) days prior written notice to the Company and Kimberly-Clark in the event that the Company or Kimberly-Clark shall breach any of its obligations under Section 2 or 4 hereof; provided however that the Consultant shall not be entitled to terminate this Agreement pursuant to this Section 5(b) in the event that the Company or Kimberly-Clark shall cure any such breach within such ten (10) day period. In the event of such termination by Consultant, the Company shall pay to Consultant all remaining payments due under Section 4 of this Agreement.

         (c) This Agreement shall terminate immediately upon the death of the Consultant or any disability of the Consultant which prevents him from performing the services described hereunder. In the event of such termination due to death or disability, the Company shall pay to Consultant, or Consultant's estate, all remaining payments due under Section 4 of this Agreement.

         6. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Consultant and by his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees, and by the Company and Kimberly-Clark and their respective successors and assigns.

         7. Assignment. This Agreement is personal to the Consultant and shall not be assigned or otherwise transferred by the Consultant.

         8. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile or by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed: (a) if to the Consultant, to the Consultant's address set forth in the records of the Company, or if to the Company or Kimberly-Clark, to David R. Murray, President-Professional Health Care Sector, Kimberly-Clark Corporation, 1400 Holcomb Bridge Road, Roswell, GA 30076, Fax: (770) 587-7751, with a copy to O. George Everbach, Senior Vice President-Law and Government Affairs, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038, Fax: (972) 281-1492, or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah without regard to principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.


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         10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         11. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Consultant and by a duly authorized officer of the Company and of Kimberly-Clark. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior or subsequent time. Failure by the Consultant, the Company or Kimberly-Clark to insist upon strict compliance with any provisions of this Agreement or to assert any right which the Consultant, the Company or Kimberly-Clark may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

         IN WITNESS WHEREOF, each of the Company and Kimberly-Clark has caused this Agreement to be executed by its duly authorized officer and the Consultant has executed this Agreement as of the day and year first above written.

                            BALLARD MEDICAL PRODUCTS


                            By: /s/ DALE H. BALLARD
                               ----------------------------------------
                                    Dale H. Ballard
                                    President


                            KIMBERLY-CLARK CORPORATION


                            By: /s/ JOHN W. DONEHOWER
                               ----------------------------------------
                               Name:  John W. Donehower
                               Title: Senior Vice President and Chief
                                      Financial Officer


                            CONSULTANT:


                            /s/ DALE H. BALLARD
                            --------------------------------------------
                                Dale H. Ballard


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